Exhibit 99.1

FOR IMMEDIATE RELEASE

Hach Company Affiliate Announces Successful Completion of Cash Tender Offer
for Shares of Sutron Corporation

Loveland, CO – July 28, 2015 – Sutron Corporation (NASDAQ:STRN) (“Sutron”) and Hach Company (“Hach”) announced today the successful completion of the tender offer by an affiliate of Hach, Satellite Acquisition Corp., for all of the outstanding shares of common stock of Sutron at a purchase price of $8.50 per share.  The tender offer and withdrawal rights expired at 5:00 P.M., New York City time, on July 27, 2015. According to the depositary for the offer, a total of 4,641,766 shares of common stock of Sutron were tendered and not withdrawn prior to the expiration of the offer (additionally, 87,099 shares were delivered pursuant to the guaranteed delivery procedures). Shareholders who validly tendered prior to the expiration of the offer and whose shares were not properly withdrawn will promptly receive the offer price of $8.50 per share, net to the seller in cash without interest and less any applicable withholding taxes.

As a result of the tender offer, Satellite Acquisition Corp. owns approximately 91.3% of the outstanding shares of Sutron, which will allow Satellite Acquisition Corp. to complete and close the merger and acquisition of Sutron without stockholder approval.  All outstanding shares of common stock of Sutron, other than shares held by Satellite Acquisition Corp. or Sutron will be canceled and converted into the right to receive cash equal to the $8.50 offer price per share without interest thereon and less any applicable withholding taxes. In addition, in connection with the merger, the common stock of Sutron will cease to be traded on the NASDAQ Capital Market.

About Hach Environmental

The Hach Environmental group of companies provides advanced water measurement technologies used in oceanography, hydrology, and meteorology, along with world class sales and service support.

About Sutron Corporation

Sutron Corporation is headquartered in Sterling, Virginia. Sutron provides hydrological, meteorological, air quality, oceanic and aviation real- time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities, hydropower companies and other commercial entities.

Forward-looking statements

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition of Sutron and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which the Hach and Sutron businesses operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the merger agreement conditions and consummate the transaction; Hach’s ability to successfully integrate Sutron’s operations and employees with its existing business; the ability to realize anticipated growth, synergies and cost savings; and Sutron’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements are available in the respective SEC filings of each of Sutron and of the ultimate parent entity of Hach, including the respective most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and neither party assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.